UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 18, 2010

NORTHWEST PIPE COMPANY

(Exact name of registrant as specified in its charter)

OREGON	0-27140	93-0557988
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Northwest Pipe Company

5721 SE Columbia Way Suite 200

Vancouver WA 98661

(360) 397-6250

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On June 18, 2010, Northwest Pipe Company (the “Company”) and Bank of America, N.A., as Administrative Agent, entered into a Fifth Amendment to Amended and Restated Credit Agreement (the “Credit Agreement Amendment”). The Credit Agreement Amendment amends the Amended and Restated Credit Agreement dated May 31, 2007, as amended to date (the “Credit Agreement”). The Credit Agreement Amendment effects certain changes to the terms of the Credit Agreement, including: (i) waiving compliance with the financial covenants under the Credit Agreement for the quarter ended March 31, 2010, and extending the dates by which the Company is required to deliver to the lenders audited financial statements prepared in accordance with generally accepted accounting principles for the year ended December 31, 2009 (the “Year End Financial Statements”), and financial statements prepared in accordance with generally accepted accounting principles for the quarter ended March 31, 2010 (the “First Quarter Financial Statements”); (ii) reducing from $125 million to $110 million the amount of the aggregate commitment under the Credit Agreement during the period from June 18, 2010 to the date the Company delivers to the lenders the Year End Financial Statements and the First Quarter Financial Statements and making certain conforming changes; (iii) changing the definition of “consolidated net income” to exclude certain extraordinary gains and losses and certain costs and expenses incurred by the Company; and (iv) requiring the Company to deliver to the lenders certain cash flow forecasts and a revised financial projection model and business plan. The foregoing description of the Credit Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement Amendment, which is filed herewith as Exhibit 10.1 to this Report, and is incorporated herein by reference.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

10.1	Fifth Amendment to Amended and Restated Credit Agreement, by and among Northwest Pipe Company and Bank of America, N.A., as Administrative Agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on June 24, 2010.

NORTHWEST PIPE COMPANY
(Registrant)

By	/s/ Stephanie J. Welty
Stephanie J. Welty, Senior Vice President
and Chief Financial Officer